Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated: November 8, 2010

Global Markets Equity

X-Alpha USD Total Return Index

DBGLXAT

o     In October, X-Alpha USD TR returned 1.3%. The return is 4.6% Year-to-Date in 2010.

o     Six out of the eight  regional  style indices  produced  positive  excess  returns in October,  with Euro Value Index  returning the highest excess return of 1.9%.

o     UK Value Index and Euro Growth Index returned 1.7% and 1.1% and excess returns respectively,  while US Value Index, US Growth Index, and Japan Growth Index returned 0.4%, 0.3%, and 0.2% respectively.

o     The Sharpe Ratio since April 2008 is now at 0.86 compared to 0.08 for MSCI World USD and 0.99 for JP Morgan Gov't Bonds.

o     X-Alpha TR volatility is 6.4% over the past 12 months,  which is currently below its 8% volatility  target. In comparison,  trailing
      12 month volatility is 17.2% for MSCI World USD and 2.8% for JP Morgan Gov't Bond Index USD.

                                                                                                                       Annualized Returns
------------------------------------------------------------------------------------------------------------------
                                                                                  1 Month 3 Month 6 Month   YTD    1 Year    3 Year   5 Year
                                              X-Alpha USD TR                        1.3%    2.3%     4.6%    4.6%     4.2%     0.9%      3.9%
                                              MSCI World Index TR                   3.7%    9.2%     3.1%    6.4%    12.7%    -8.1%      2.5%
                                              JP Morgan Gov't Bond Index USD       -0.5%    1.2%     4.1%    6.1%     6.1%     5.9%      5.3%
 Regional Style Index
 Excess Returns vs.       Live                 Regional
 Benchmark               Date    BBG Ticker   Allocation    Benchmark Index
  US Value Index        7/2/02  DBUSUSV          38%       S and P 500 TR           0.4%    1.1%     3.8%   -1.6%    -1.7%     2.8%      1.9%
  US Growth Index       7/2/02  DBUSUSG          38%       S and P 500 TR           0.3%    0.2%     0.8%   -0.4%    -1.4%    -2.6%     -1.5%
  Euro Value Index      7/1/02  DBEEEUVA         20%       Euro STOXX 50 TR         1.9%    2.4%     0.8%    3.8%     2.5%     1.0%      1.1%
  Euro Growth Index     7/1/02  DBEEEUGR         16%       Euro STOXX 50 TR         1.1%    2.3%     2.9%    9.8%    11.5%     1.3%      3.4%
  UK Value Index        11/1/02 DBEEUKVT          8%       FTSE100 TR               1.7%    1.1%     5.7%   11.0%    14.5%     8.8%      5.1%
  UK Growth Index       5/19/06 DBEEUKGT          6%       FTSE100 TR              -0.4%   -0.4%     4.7%   14.3%    19.4%     8.6%      7.6%
  Japan Value Index     11/1/02 DBAPJVT           6%       TOPIX 100 TR            -1.1%    2.3%     5.2%    6.8%     7.7%     4.2%      4.7%
  Japan Growth Index    5/19/06 DBAPJGT           8%       TOPIX 100 TR             0.2%    0.7%     1.8%    4.2%     4.7%    -1.2%     -0.5%
  X-Alpha Monthly Performance(1)                                                                    Vol. Targeted Regional Allocation

-------------------------------------------------------------------------
           2000  2001  2002 2003  2004  2005  2006  2007 2008  2009 2010
-------------------------------------------------------------------------
 Jan       1.5%  3.5%  1.1% 0.3% -0.7%  1.9%  5.2% -0.3% 2.7%  2.0% 2.9%
 Feb       1.7%  3.1%  0.5%-0.9%  1.9%  4.7% -1.3%  1.7%-1.5%  1.2%-0.6%
 Mar       3.4%  1.6%  2.4%-1.6%  2.0%  0.3%  3.1%  3.1%-1.6%  1.4%-2.4%
 Apr       0.7%  0.6%  8.2% 1.0%  1.0% -1.7%  0.5%  1.7% 1.7%  3.1% 0.1%
 May       3.4%  0.2%  0.4% 4.4%  0.1%  0.1%  0.3%  1.3% 0.3%  1.8% 1.9%
 Jun      -1.4%  0.1%  2.9%-0.7%  2.5%  3.8%  2.3% -0.3%-1.6%  0.6% 0.8%
 Jul       1.5%  0.5% -1.3% 1.1%  0.7%  1.1%  0.1% -0.3%-1.9% -0.1%-0.4%
 Aug       2.3%  1.7%  0.7% 2.1%  0.2%  3.3% -2.0% -1.5%-0.9% -1.2% 1.2%
 Sep       1.7% -1.5%  0.4% 0.9%  3.0%  2.2% -1.1% -0.4%-2.2%  0.7%-0.3%
 Oct       2.8%  1.5% -4.5% 1.0%  0.2% -1.1%  2.2%  0.2%-1.2% -0.6% 1.3%
 Nov       1.7% -0.3% -0.8% 0.8%  3.1%  0.1%  1.3% -2.2%-0.3% -0.1%
 Dec       3.6%  1.1%  2.2%-0.7%  1.0%  0.8%  0.2% -2.2% 0.7% -0.3%
-------------------------------------------------------------------------
 Ann.Rtn. 25.3% 12.8% 12.4% 7.8% 16.1% 16.5% 11.1%  0.6%-5.8%  8.8% 4.6%

100%
 90%
 80%
 70%
 60%
 50%
 40%
 30%
 20%
 10%
  0%

   Jan-           Jan-            Jan-            Jan-
    07              08             09             10
   Euro    Euro    US     US     Japan    Japan    UK    UK
   Value   Growth  Value  Growth Value    Growth   Value Growth

(1): X-Alpha USD has been retrospectively calculated and did not exist prior to October 2, 2006. Accordingly, the results shown during the retrospective periods do not reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the X-Alpha Index would have been lower than the performance of the Index as a result of fees or costs.

A Passion to Perform.

Global Markets Equity
Deutsche Bank

Overview

- X-Alpha seeks to offer uncorrelated absolute return by extracting excess return from DB Regional Style Indices versus their market Benchmarks
- The Index consists of going 100% long a DB Regional Style Index and 100% short an equity market benchmark index. There are two Index Pairs per region – one Growth Index Pair and one Value Index Pair – for the US, Europe, UK and Japan.
- Each of the 8 Index Pairs is weighted according to a target volatility of 8% and a regional weight. The overall X-Alpha Index has a target volatility of 8%.
- The X-Alpha USD Total Return Index is denominated in US$ and is quoted on Bloomberg under the ticker "DBGLXAT".
- The Index has been live since October 2, 2006

Performance Analysis: Oct 96 – Oct 10(1)

	X-Alpha USD TR	MSCI World TR USD	JP Morgan Gov't Bond Index USD
Annualized Return	8.9%	4.9%	6.2%
Volatility	6.4%	17.2%	2.8%
Sharpe Ratio(2) (3.43%)	0.86	0.08	0.99
Maximum Drawdown	-15.7%	-57.8%	-5.0%
- Drawdown Start Date	Jun-07	Nov-07	Jun-03
- Drawdown End Date	Oct-10	Oct-10	Sep-04
Correlation versus:			
MSCI World TR USD	-0.02	1.00	-0.25
JP Morgan Gov't Bond Index USD	0.03	-0.25	1.00

Relative Performance: October 29, 2010(1)


4000
3500
3000
2500
2000
1500
1000
500
0
X-Alpha TR
MSCI World TR (USD)
JPM Global Govt. Bond Index (USD)
Live Index
Oct-96
Oct-97
Oct-98
Oct-99
Oct-00
Oct-01
Oct-02
Oct-03
Oct-04
Oct-05
Oct-06
Oct-07
Oct-08
Oct-09
Oct-10

Rolling 12 Month Volatility: Jan 97 – October 10(1)


40%
35%
30%
25%
20%
15%
10%
5%
0%
X-Alpha TR
MSCI World TR (USD)
JPM Global Govt. Bond Index (USD)
Live Index
Oct-97
Oct-98
Oct-99
Oct-00
Oct-01
Oct-02
Oct-03
Oct-04
Oct-05
Oct-06
Oct-07
Oct-08
Oct-09
Oct-10

CERTAIN RISKS OF X- ALPHA

X-ALPHA HAS LIMITED PERFORMANCE HISTORY — Publication of the X-Alpha Index began on October 2, 2006. Therefore, X-Alpha has limited performance history and no actual investments which allowed a tracking of the performance of X-Alpha was available before that date. In addition, effective July 17, 2007, the methodology for the calculation of X-Alpha was changed by the Index Sponsor. For this reason, the actual performance history of X-Alpha for the dates between October 2, 2006 and July 17, 2007 does not reflect the methodology currently in use for the calculation of X-Alpha.

AN INVESTMENT LINKED OR RELATED TO X-ALPHA WILL NOT BE THE SAME AS AN INVESTMENT IN THE ANY DB REGIONAL STYLE INDEX, THE BENCHMARK INDEX WITH WHICH IT IS PAIRED OR IN ANY OF THEIR UNDERLYING COMPONENTS — The X-Alpha closing level on any trading day will depend on the performance of the DB Regional Style Indices relative to their respective Benchmark Indices (each an "Index Constituent Pair"). You should, therefore, carefully consider the composition and calculation of each DB Regional Style Index and its respective Benchmark Index.

THE INDEX CONSTITUENT PAIRS ARE NOT EQUALLY WEIGHTED IN THE X-ALPHA MODEL — The Index Constituent Pairs are assigned different geographical weightings in the X-Alpha Model. One consequence of the unequal weighting of the Index Constituent Pairs is that the same return generated by two Index Constituent Pairs, whether positive or negative, may have a different effect on the performance of the Index.

RETURNS GENERATED BY THE INDEX CONSTITUENT PAIRS MAY OFFSET EACH OTHER — At a time when some of the Index Constituent Pairs generate positive returns, other Index Constituent Pairs may generate positive returns that are smaller or they may generate returns that are negative. As a result, positive returns generated by one or more Index Constituent Pairs may be moderated or more than offset by smaller positive returns or negative returns generated by the other Index Constituent Pairs, particularly if the Index Constituent Pairs that generate positive returns are assigned relatively low weightings in the X-Alpha Model.

THE ACTUAL EXPERIENCED VOLATILITY OF EACH INDEX CONSTITUENT PAIR AND X-ALPHA MAY NOT EQUAL THE TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF X-ALPHA — The weighting of each Index Constituent Pair in X-Alpha as well as X-Alpha itself is adjusted to target a volatility level of 8%. Because this adjustment is based on the volatility of the previous 60 business days, the actual volatility realized by the Index Constituent Pairs and X-Alpha will not necessarily equal the volatility target.

THE CALCULATION OF THE INDEX CLOSING LEVEL WILL INCLUDE A DEDUCTION OF A BORROW FEE — On each trading day, the calculation of the Index closing level will include a deduction of a Borrow Fee to defray transaction costs incurred in relation to the Index on such day.

THE VALUE OF X-ALPHA IS BASED UPON THE RETURN OF EACH INDEX CONSTITUENT PAIR. IF THE RETURN OF A DB REGIONAL STYLE INDEX IS POSITIVE BUT IS LESS THAN THE RETURN OF A BENCHMARK INDEX WITH WHICH IT IS PAIRED, THE OVERALL RETURN OF THE RELEVANT INDEX CONSTITUENT PAIR WILL BE NEGATIVE — The value of the X-Alpha Index is based upon the performance of each DB Regional Style Index relative to that of the Benchmark Index with which it is paired. Even if a DB Regional Style Index achieves a positive return, the Index Constituent Pair of which it is a member could achieve a negative return if the Benchmark Index included in such Index Constituent Pair achieves a greater positive return.

(1): X-Alpha USD has been retrospectively calculated and did not exist prior to October 2, 2006. Accordingly, the results shown during the retrospective periods do not reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the X-Alpha Index would have been lower than the performance of the Index as a result of fees or costs.
(2): Value indicates Risk Free Rate over Period computed from daily levels of the DB Fed Funds Equivalent Index.

Deutsche Bank

IMPORTANT INFORMATION

Use of hypothetical information:
Backtested,  hypothetical or simulated  performance results discussed herein have inherent  limitations.  Unlike an actual performance record based on actual client  portfolios,  simulated  results are achieved by means of the  retroactive  application  of a backtested  model itself designed with the benefit of  hindsight.  Taking into account  historical  events the  backtesting  of  performance  also differs from actual account  performance  because an actual  investment  strategy  may be adjusted  any time,  for any reason,  including a response to material, economic or market factors. The backtested  performance  includes  hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory  fees,  brokerage or other  commissions,  and any other expenses that a client would have paid or actually  paid. No  representation  is made that any trading  strategy or account will or is likely to achieve  profits or losses  similar to those shown.  Alternative modeling techniques or assumptions might produce significantly  different results and prove to be more appropriate.
Past hypothetical  backtest results are neither an indicator nor guarantee of future returns.  Actual results will vary, perhaps  materially, from the analysis.

Past performance:

The past performance of securities, indexes or other instruments referred to herein does not guarantee or predict future performance.

Deutsche Bank may hold positions:
We or our affiliates or persons  associated  with us or such  affiliates  may:  maintain a long or short  position in securities  referred to herein, or in related futures or options,  purchase or sell, make a market in, or engage in any other transaction  involving such securities, and earn brokerage or other  compensation.  Instruments  linked to this index typically  involve a high degree of risk, are not  transferable and  typically  will not be listed or traded on any exchange and are intended  for sale only to  sophisticated  investors  who are capable of understanding  and assuming the risks involved.  The market value of any structured  security linked to this index may be affected by changes in  economic,  financial  and  political  factors  (including  but not limited to, spot and forward  interest and  exchange  rates),  time to maturity,  market conditions and volatility and the equity prices and credit quality of any issuer or reference  issuer.  Any investor should conduct his/her own investigation  and analysis of any product linked to this index and consult with its own professional  advisors as to the risks  involved  in making such a  purchase;  since,  it may be  difficult  to realize the  investment  prior to  maturity,  obtain  reliable information  about the market value of such  investments  or the extent of the risks to which they are exposed,  including  the risk of total loss of capital.

Tax:
Deutsche Bank AG,  including its  subsidiaries  and affiliates,  does not provide legal, tax or accounting  advice.  This  communication  was prepared  solely in connection  with the promotion or marketing,  to the extent  permitted by applicable  law, of the  transaction  or matter addressed  herein,  and was not intended or written to be used,  and cannot be used or relied upon,  by any taxpayer for purposes of avoiding any U.S. federal income tax penalties.  The recipient of this communication  should seek advice from an independent tax advisor regarding any tax matters addressed herein based on its particular  circumstances.  Any information relating to taxation is based on information  currently available.  The levels and bases of, and relief from,  taxation can change and the benefits of products  where  discussed may cease to exist.
Because of the importance of tax  considerations to all option  transactions,  the investor  considering  options should consult with his/her tax advisor as to how taxes affect the outcome of contemplated option transactions.

Not insured:
These  instruments  are not  insured by the  Federal  Deposit  Insurance  Corporation  (FDIC) or any other U.S.  governmental  agency.  These instruments are not insured by any statutory  scheme or  governmental  agency of the United  Kingdom.  The  distribution of this document and availability  of these products and services in certain  jurisdictions  may be restricted by law. These  securities  have not been registered under the United States  Securities Act of 1933 and trading in the securities has not been approved by the United States  Commodity  Exchange
Act, as amended.

The Bank and affiliates:
"Deutsche  Bank" means Deutsche Bank AG and its  affiliated  companies,  as the context  requires.  Deutsche Bank Private  Wealth  Management refers to Deutsche Bank's wealth management  activities for high-net-worth  clients around the world. Deutsche Bank Alex. Brown is a division of Deutsche Bank Securities Inc.

Free writing prospectus:
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relate.  Before you invest,  you should read the prospectus in that registration  statement and other documents the issuer has filed with the
SEC for more complete  information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively,  the issuer,  any underwriter or any dealer  participating  in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.